Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 July 16, 2013

Barclays Bank PLC – Phoenix Auto callable Notes linked to the common stock of Las Vegas Sands Corp. Trade Details/Characteristics Hypothetical Scenario Analysis for Phoenix Auto callable Notes Issuer: Barclays Bank PLC Principal Amount: $1,000 per note Initial Issue Price: $1,000 per note** Reference Asset The common stock of Las Vegas Sands Corp. (the “underlying equity”)Contingent Coupon Payments: If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any observation date, the Issuer will pay the contingent coupon applicable to such observation date. If the closing price of the underlying equity is less than the Coupon Barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable. The contingent coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate as set forth below. Coupon Barrier: 75% of the closing price of the underlying equity on the pricing date (the “initial price”)Contingent Coupon Rate: 13.00% per annum (or 3.25% per quarter) Call Feature: The notes will be called if the closing price of the underlying equity on any observation date is at or above the initial price. If the notes are called, Barclays Bank PLC will pay on the applicable call settlement date a cash payment per note equal to the principal amount plus the contingent coupon otherwise due on the related coupon payment date pursuant to the contingent coupon feature. No further amounts will be owed to you under the notes. Trigger Price: 75% of the initial price. Payment at Maturity: If the notes are not called and the closing price of the underlying equity on the final valuation date (the “final price”) is equal to or greater than the Trigger Price, Barclays Bank PLC will repay you the principal amount of your notes (subject to issuer credit risk). First Three Observation Dates Compare the closing price of the underlying equity on the observation date to the initial price and the Coupon Barrier until the final valuation date or any automatic call. Automatic Call If the closing price of the underlying The notes will be automatically called and you will receive (i) the equity is principal amount plus (ii) the Contingent Coupon applicable to such greater than observation date. No further amounts will be owed to you or equal to under the notes. the initial price If the closing price of You will receive the Contingent the underlying equity is Coupon applicable to such If the closing greater than or equal observation date. Proceed to price of the No to the Coupon Barrier the next observation date underlying Automatic equity is less Call If the closing price of than the initial No Contingent Coupon will the underlying equity is price accrue or be payable. Proceed less than the Coupon to the next observation date Barrier If the notes are not called and the final price is equal to or greater than the Trigger Price, Barclays Bank PLC will repay you the Payment at principal amount of your notes (subject to issuer credit risk). maturity (assuming notes If the notes are not called and the final price is less than the Trigger not called) Price, you will have full 1- to- 1 downside exposure to the negative performance of the underlying equity from the pricing date to the final valuation date and you will lose some or all of your principal.

Selected Risk Considerations Please see the prospectus, prospectus supplement, index supplement (if applicable) and the related free writing prospectus for a more detailed discussion of risks, conflicts of interest, and tax consequences associated with an investment in the notes. Credit of the Issuer. The types of notes detailed herein are senior unsecured obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC was to default on its obligations, the investor may not receive the amounts owed under the terms of the notes. No rights to the reference asset. As a holder of the notes, you will not have any rights (including any voting rights or rights to receive cash dividends or other distributions) that the holders of any reference asset or components of the reference asset would have. Limited liquidity. The investor should be willing to hold the notes to maturity. There may be little or no secondary market for the notes. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market in the notes. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in the notes. If you sell the notes prior to their maturity, you may have to sell them at a substantial loss. Certain built-in costs are likely to adversely affect the value of the notes prior to maturity. The original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. or other affiliates of Barclays Bank PLC will be willing to purchase notes from you in secondary market transactions may be lower than the original issue price, and any sale prior to the maturity date of the notes could result in a substantial loss to you. Your own evaluation of the merits. In connection with any purchase of the notes, we urge you to consult your own financial, tax and legal advisors as to the risks involved in an investment in the product and to investigate the reference asset and not rely on our views in any respect. You should make a complete investigation as to the merits of an investment in the notes before investing. Historical results not indicative of future performance. The historical or hypothetical performance of the reference asset should not be taken as an indication of the future performance of the reference asset. It is impossible to predict whether the level, value or price of the reference asset will fall or rise during the term of the notes, in particular in the environment in recent periods which has been characterized by unprecedented volatility across a wide range of asset classes. Past fluctuations and trends in the reference assets are not necessarily indicative of fluctuations or trends that may occur in the future. Market risk. The return, if any, on the notes is dependent on the performance of the reference asset to which it is linked. Thus, changes in the level, value or price of the reference asset will determine the amount payable on the notes. Unless your notes are fully principal protected (in which case, all payments on the notes are subject to the credit risk of Barclays Bank PLC as the issuer), if the level, value or price of the reference asset declines, you may lose some or all of your investment at maturity. Price volatility. Movements in the levels, values or prices of the reference assets and their respective components are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether the levels, values or prices of the reference assets will rise or fall during the term of the notes. Changes in the levels, values or prices of the reference assets will determine the payment on the notes. Therefore, you may receive less, and potentially substantially less, than the amount you initially invested in the notes if the levels, values or prices of the reference assets decline. Unless your notes are fully principal protected (in which case, all payments on the notes are subject to the credit risk of Barclays Bank PLC as the issuer), you should be willing and able to bear the loss of some or all of your investment. Many unpredictable factors, including economic and market factors, will impact the value of the notes. In addition to the level, value or price of the reference asset on any day, the market value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the reference asset or its underlying components; the time to maturity of the notes; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory or judicial events; supply and demand for the notes; and the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of the issuer. Potential conflicts of interest. Barclays Bank PLC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging its obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of the issuer are potentially adverse to your interests as an investor in the notes. An investment in the notes involves significant risk. You should carefully consider the risks of an investment in the notes, including those discussed above. In addition, you should carefully consider the “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement (if applicable) and “Selected Risk Considerations” beginning on page FWP-7 of the related free writing prospectus.